THIRD AMENDMENT TO THIRD AMENDED AND RESTATED
RIGHTS AGREEMENT

This Third Amendment to Third Amended and Restated Rights Agreement (the “Amendment”) by and between Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., a California corporation (the “Rights Agent”), is made and entered into as of April 24, 2015.

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Third Amended and Restated Rights Agreement, dated as of August 23, 2007, as amended by the Amendment to Third Amended and Restated Rights Agreement, dated as of October 28, 2010, and by the Second Amendment to Third Amended and Restated Rights Agreement, dated as of February 1, 2013 (as so amended, restated and further amended, the “Rights Agreement”); and

WHEREAS, the Company wishes to amend the Rights Agreement to (i) change the Final Expiration Date from April 28, 2015 to April 28, 2018 and (ii) change the Purchase Price from $60.00 per one one-hundredth of a Preferred Share to $4.00 per one one-hundredth of a Preferred Share.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. Section 7(a) of the Rights Agreement.

Section 7(a) of the Rights Agreement is hereby amended and restated to provide in its entirety as follows:

“(a) Subject to the provisions of Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of Election to Purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities or property) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on April 28, 2018 (the “Final Expiration Date”), (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the consummation of a transaction contemplated by Section 13(d) hereof or (iv) the time at which the Rights are exchanged as provided in Section 24 hereof (such earliest time being herein referred to as the “Expiration Date”).”

2. Section 7(b) of the Rights Agreement.

Section 7(b) of the Rights Agreement is hereby amended and restated to provide in its entirety as follows:

“(b) The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall be $4.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

3. Other Terms of the Rights Agreement. Except as otherwise provided in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect. All references in the Rights Agreement to “this Agreement” shall be read as references to the Rights Agreement, as amended by this Amendment, but references to the date of the Rights Agreement shall remain references to August 23, 2007.

4. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

5. Choice of Law. The parties intend that the laws of the State of Delaware shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties hereto, without regard to conflict of laws provisions.

IN WITNESS WHEREOF, the parties have executed this Amendment as of April 24, 2015.

Harvest Natural Resources, Inc.
Attest:
By: /s/ Keith L. Head	By: /s/ James A. Edmiston
Name: Keith L. Head	Name: James A. Edmiston
Title: Vice President and General Counsel	Title: President and Chief Executive Officer
Wells Fargo Bank, N.A.
Attest:
By: /s/ Chad Fitzgerald	By: /s/ Darcie Rummel
Name: Chad Fitzgerald	Name: Darcie Rummel
Title: Officer	Title: Officer